Exhibit to Question 77 I


         THE REGISTRANT HAS AUTHORIZED THE ISSUANCE OF TWO ADDITIONAL CLASSES OF SECURITIES DURING THE REPORTING PERIOD, AND RENAMED ITS INITIAL CLASS OF SHARES AS THE "NAV" CLASS. THE TWO ADDITIONAL CLASSES, RESPECTIVELY TITLED "SERIES I" AND "SERIES II", ARE IDENTICAL TO THE NAV CLASS EXCEPT THAT SERIES I AND SERIES II SHARES HAVE A DISTRIBUTION OR "RULE 12b-1 PLAN" EXPENSE.


         THE REGISTRANT ISSUED SERIES I AND SERIES II SHARES OF THE INTERNATIONAL EQUITY INDEX FUND DURING THE REPORTING PERIOD. SERIES I SHARES OF THE INTERNATIONAL EQUITY INDEX FUND ARE SUBJECT TO A RULE 12b-1 FEE OF .40% OF SERIES I SHARE AVERAGE DAILY NET ASSETS. SERIES II SHARES OF THE INTERNATIONAL EQUITY INDEX FUND ARE SUBJECT TO A RULE 12b-1 FEE OF .60% OF SERIES II SHARE AVERAGE DAILY NET ASSETS. RULE 12b-1 FEES FOR SERIES I SHARES AND SERIES II SHARES WILL BE PAID TO THE TRUST'S DISTRIBUTOR FOR THOSE SHARES, MANULIFE FINANCIAL SECURITIES LLC, OR ANY SUCCESSOR THERETO. TO THE EXTENT CONSISTENT WITH APPLICABLE LAWS, REGULATIONS AND RULES, THE DISTRIBUTOR MAY USE RULE 12b-1 FEES:
         (i) FOR ANY EXPENSES RELATING TO THE DISTRIBUTION OF THE SHARES OF THE RESPECTIVE CLASS, (ii) FOR ANY EXPENSES RELATING TO SHAREHOLDER OR ADMINISTRATIVE SERVICES FOR HOLDERS OF THE SHARES OF THE CLASS (OR OWNERS OF CONTRACTS FUNDED IN INSURANCE COMPANY SEPARATE ACCOUNTS THAT INVEST IN THE SHARES OF THE CLASS) AND (iii) FOR THE PAYMENT OF "SERVICE FEES" THAT COME WITHIN RULE 2830(d)(5) OF THE RULES OF FAIR PRACTICE OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.